Exhibit 99.1
ERICO International Corporation
Announces Fourth Quarter and Full Year 2005 Results
SOLON, OH – March 10, 2006 — ERICO International Corporation (bond ticker CADDY) today reported results for its fourth quarter and year ended December 31, 2005.
Net sales in the fourth quarter of 2005 were $96.2 million, an increase of $11.5 million, or 13.7%, compared with fourth quarter 2004 net sales of $84.7 million. The increase in net sales was due primarily to increased selling prices and higher sales volumes. This performance is a new record for fourth quarter net sales.
Gross profit in the fourth quarter of 2005 was $33.9 million, up $5.5 million, or 19.4%, from the fourth quarter 2004 gross profit of $28.4 million. The increase in gross profit was due primarily to increased selling prices and higher sales volumes.
Operating expenses in the fourth quarter of 2005 were $25.3 million, up $2.2 million, or 9.5%, from fourth quarter 2004 operating expenses of $23.1 million. As a percentage of net sales, operating expenses decreased to 26.3% in the fourth quarter of 2005 from 27.3% for the fourth quarter of 2004, primarily due to higher sales levels and ongoing control of expenses.
The Company’s net cash provided by operating activities in the fourth quarter of 2005 was $24.0 million, compared with $12.7 million in the fourth quarter of 2004. The Company generated EBITDA of $11.5 million in the fourth quarter of 2005, compared with EBITDA of $10.1 million in the fourth quarter of 2004, an increase of $1.4 million, or 13.7%. See below for the Company’s definition of EBITDA and a reconciliation of EBITDA to net cash provided by operating activities computed in accordance with accounting principles generally accepted in the United States (“GAAP”).
RESULTS FOR THE YEAR ENDED DECEMBER 31, 2005
Net sales for the year ended December 31, 2005 were $390.7 million, up $38.1 million, or 10.8%, from net sales of $352.6 million for the year ended December 31, 2004, setting a new record for annual net sales. The increase in net sales was due primarily to increased selling prices and higher sales volumes.
Gross profit for the year ended December 31, 2005 was $140.0 million, up $15.3 million, or 12.2%, from gross profit of $124.7 million for the year ended December 31, 2004. The increase in gross profit was due primarily to increased selling prices and higher sales volumes.
Operating expenses for the year ended December 31, 2005 were $93.4 million, up $5.6 million, or 6.4%, from operating expenses of $87.8 million for the year ended December 31, 2004. As a percentage of net sales, operating expenses declined to 23.9% for the year ended December 31, 2005 from 24.9% for the year ended December 31, 2004, primarily due to higher sales levels and ongoing control of expenses.
The Company’s net cash provided by operating activities was $47.1 million for the year ended December 31, 2005 compared with $22.7 million for the year ended December 31, 2004. The Company generated EBITDA of $58.5 million for the year ended December 31, 2005, up $7.4 million, or 14.6%, from EBITDA of $51.1 million for the year ended December 31, 2004. With this performance, the Company set a new record for annual EBITDA generation.

ERICO is a leading designer, manufacturer and marketer of precision-engineered specialty metal products serving global niche product markets in a diverse range of electrical, construction, utility and rail applications. The Company is headquartered in Solon, Ohio, USA, with a network of sales locations serving more than 25 countries and with manufacturing and distribution facilities worldwide. ERICO’s well-known brand names include: CADDY® fixings, fasteners and supports; CADWELD® welded electrical connections; CRITEC® surge protection devices; ERICO® rail bonds and specialty products; ERIFLEX® low-voltage components; ERITECH® electrical products; and LENTON® concrete reinforcement. Visit ERICO online at www.erico.com.
CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
Statements in this release that are not historical facts are forward-looking statements, as that term is defined by the federal securities laws, and can be identified by the use of terminology such as “believe,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “continue,” “positioned,” “strategy” and similar expressions. These statements are only the Company’s predictions and not guarantees of future performance. The Company’s actual results may differ materially from those contained in the forward-looking statements in this release as a result of risks, uncertainties and contingencies that include, without limitation, general economic conditions in the markets in which the Company operates, industry related and other factors such as the availability of sufficient amounts of raw materials, particularly steel and copper, and the Company’s ability to acquire these raw materials on an economic basis; risks associated with foreign operations, including fluctuations in exchange rates of foreign currencies; competitive pressures on pricing; operational issues at the Company’s facilities; availability of financing to fund operations at anticipated rates and terms; prolonged work stoppages; governmental or regulatory policies; product warranty, product liability and product recall costs; rapid increases in health care costs; the Company’s acquisition activities; the Company’s substantial debt and leverage and ability to service its debt; the restrictive covenants contained in the agreements governing the Company’s indebtedness; the Company’s ability to realize revenue growth; the Company’s ability to implement initiatives designed to increase operating efficiencies and improve results; the loss of major customers; acts of war or terrorism; and other risks and uncertainties set forth under “Risk Factors” in the Company’s SEC filings, including its Annual Report on Form 10-K filed with the SEC on March 10, 2006 and available at www.sec.gov. The Company undertakes no obligation, except as required by law, to update these statements.

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Income
(Dollars in Thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
	(Unaudited)
Net sales	$96,222	$84,658	$390,735	$352,618
Cost of sales	62,330	56,262	250,738	227,870

Gross profit	33,892	28,396	139,997	124,748
Operating expenses	25,303	23,103	93,361	87,770

Operating income	8,589	5,293	46,636	36,978
Interest expense, net	3,765	3,809	15,208	15,083
Foreign exchange loss (gain) net	129	(1,712)	791	(1,893)
Other expense	—	—	—	1,736

Income before income taxes	4,695	3,196	30,637	22,052
Provision for income taxes	956	1,258	10,274	8,684

Net income	$3,739	$1,938	$20,363	$13,368

ERICO International Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(Dollars in Thousands, Except Per Share Data)

	December 31,	December 31,
	2005	2004

Assets

Current assets:
Cash and cash equivalents	$19,561	$2,321
Trade accounts receivable, net	54,802	50,485
Inventories, net	46,710	59,600
Other current assets	6,758	8,909

Total current assets	127,831	121,315

Property, plant and equipment, net	42,799	52,522
Goodwill	95,524	101,303
Other intangible assets, net	36,802	36,905
Other assets	8,315	10,676

Total assets	$311,271	$322,721

Liabilities and stockholder’s net investment
Current liabilities:
Trade accounts payable	$29,157	$26,422
Accrued compensation	15,699	13,446
Dividend payable	11,000	15,000
Other current liabilities	20,344	21,874

Total current liabilities	76,200	76,742

Long-term debt	141,675	152,175
Deferred income taxes	26,561	28,894
Other long-term liabilities	13,852	16,785

Stockholder’s net investment:
Common stock, par value $1.00 per share, 1,500,000 shares authorized, 1 share issued and outstanding	—	—
Parent company investment	56,202	46,699
Accumulated other comprehensive (loss) income	(3,219)	1,426

Total stockholder’s net investment	52,983	48,125

Total liabilities and stockholder’s net investment	$311,271	$322,721

ERICO International Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Dollars in Thousands)

	Year Ended December 31,
	2005	2004
Operating activities
Net income	$20,363	$13,368
Depreciation and amortization	12,663	12,184
Other operating activities	14,104	(2,887)

Net cash provided by operating activities	47,130	22,665

Investing activities
Capital expenditures	(3,649)	(3,571)
Other investing activities	(572)	(93)

Net cash used in investing activities	(4,221)	(3,664)

Financing activities
Net transfers from parent company	140	663
Dividends paid	(15,000)	(25,000)
Net payments on revolving line of credit	—	(38,000)
Proceeds from issuance of subordinated debt	—	121,500
Principal payments on long-term debt	(10,500)	(72,950)
Financing fees paid	—	(5,583)

Net cash used in financing activities	(25,360)	(19,370)
Effect of exchange rate changes on cash and cash equivalents	(309)	269

Increase (decrease) in cash and cash equivalents	17,240	(100)
Cash and cash equivalents at beginning of period	2,321	2,421

Cash and cash equivalents at end of period	$19,561	$2,321

The Company defines EBITDA, a non-GAAP financial measure, as net income plus income taxes, interest expense, net, depreciation, amortization and certain other non-cash, non-recurring items. The Company has chosen to present EBITDA because the Company believes it is a widely accepted financial indicator of a company’s ability to service and incur indebtedness and because EBITDA is used in the Company’s financial debt covenants. Additionally, management uses EBITDA, among other financial measures, for planning and forecasting purposes. However, EBITDA should not be considered as an alternative to net cash provided by operating activities as a measure of liquidity in accordance with GAAP. Since EBITDA is not calculated identically by all companies, the Company’s method of computation may not be comparable to those disclosed by other companies. Following is a reconciliation of EBITDA to net cash provided by operating activities, which the Company believes is the most directly comparable GAAP measure of a company’s ability to service and incur indebtedness:

	Three Months Ended		Year Ended
	December 31,		December 31,
	2005	2004	2005	2004
Net cash provided by operating activities	$23,995	$12,744	$47,130	$22,665
Interest expense, net	3,765	3,809	15,208	15,083
Provision for income taxes	956	1,258	10,274	8,684
Foreign exchange (loss) gain, net	(129)	1,712	(791)	1,893
(Provision) benefit for deferred income taxes	(127)	(5,062)	1,218	(4,372)
Amortization of financing fees and discount on senior subordinated notes included in interest expense, net	(222)	(224)	(891)	(910)
Net changes in operating assets and liabilities	(16,709)	(4,097)	(13,640)	8,012

EBITDA	$11,529	$10,140	$58,508	$51,055

Contact:	Polly Bloom
Investor Relations
(440) 542-1304